Exhibit 99.1

Bruker AXS Announces Agreement to Acquire the Princeton Gamma-Tech (PGT) X-Ray Microanalysis Business

ROCKY HILL, New Jersey  - October 26, 2005 -  Bruker AXS Inc. today announced an agreement to acquire the PGT X-ray microanalysis business with annual revenues of $5-6 million from Princeton Gamma-Tech Instruments, Inc. The terms of the transaction were not disclosed, and the acquisition is expected to close in the fourth quarter of 2005.

On October 14, 2005, Bruker AXS had announced an agreement to acquire Roentec AG, an X-ray microanalysis company based in Berlin, Germany. After the closing of both transactions, Roentec AG and the PGT Microanalysis Business will be combined into the new ‘Bruker AXS Microanalysis Group’, which will focus on the $150 million per annum global X-ray microanalysis market.

The PGT microanalysis business features an excellent X-ray microanalysis product line, with advanced technology, and many outstanding data acquisition and analysis software features. Moreover, the PGT microanalysis business has extensive distribution and service capabilities in the United States, the United Kingdom and France.

Roentec, a broad-based X-ray instrumentation company, has a technically leading microanalysis product line with outstanding detector technology and ultra-fast acquisition electronics. Roentec also has developed unique mobile systems for the XRF microanalysis of works of art, as well as novel transportable Total Reflection X-ray Fluorescence (TXRF) systems for elemental trace analysis in liquids, e.g. for environmental or beverage analysis. Roentec has established good distribution and service capabilities in continental Europe, as well as in selected other countries.

Roger Durst, Ph.D., Bruker AXS Executive Vice President, commented: “Roentec and PGT both have excellent technology and products, and both have a strong customer base in complementary geographical markets. However, both companies also have been distribution-limited and at a size disadvantage relative to their larger competitors. We believe that their combined product line and software, further enhanced by additional technologies from Bruker AXS, can offer leading capabilities, as well as extensive service and support coverage to X-ray microanalysis customers anywhere in the world.”

Background on X-Ray Microanalysis Market

The X-ray microanalysis market consists of X-ray accessories for scanning and transmission electron microscopes, as well as of stand-alone micro X-ray fluorescence (XRF) spectrometers.  X-ray microanalysis is considered to be one of the faster growing segments of the overall X-ray analysis market. Applications of X-ray microanalysis include nanotechnology and advanced materials research, as well as materials analysis and quality control, with customers in industry, academia and government research facilities.

Bruker AXS, a technology and market leader in X-ray diffraction (XRD) systems for advanced materials and nanotechnology research, in X-ray single crystal diffraction (SCD crystallography) systems for small molecule and protein 3D structural analysis, and in X-ray fluorescence (XRF)

elemental analysis for a variety of materials analysis and quality control applications, so far has not participated in the X-ray microanalysis market segment. For more information, please visit www.bruker-axs.com

ABOUT BRUKER BIOSCIENCES (NASDAQ: BRKR)

Bruker BioSciences Corporation, headquartered in Billerica, Massachusetts, is the publicly traded parent company of Bruker AXS Inc. and Bruker Daltonics Inc.  Bruker AXS is a leading developer and provider of life science and advanced materials research tools based on X-ray technology.  Bruker Daltonics is a leading developer and provider of innovative life science tools based on mass spectrometry.  For more information, please visit www.bruker-biosciences.com

CAUTIONARY STATEMENT

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained herein are based on current expectations, but are subject to a number of risks and uncertainties. The factors that could cause actual future results to differ materially from current expectations include, but are not limited to, risks and uncertainties relating to the Company’s reorganization strategies, integration risks, failure of conditions, technological approaches, product development, market acceptance, cost and pricing of the Company’s products, changes in governmental regulations, capital spending and government funding policies, FDA and other regulatory approvals to the extent applicable, competition, the intellectual property of others, patent protection and litigation. These and other factors are identified and described in more detail in our filings with the SEC, including, without limitation, our annual report on Form 10-K for the year ended December 31, 2004, our most recent quarterly reports on Form 10-Q and our current reports on Form 8-K. We disclaim any intent or obligation to update these forward-looking statements.

For Further Information:	Michael Willett
Public Relations & Investor Relations Officer
Tel. (978) 663-3660 ext. 1411
Michael.Willett@bruker-biosciences.com